UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )*

Samsara Inc.

(Name of Issuer)

Class A Common Stock, par value $0.0001 per share

(Title of Class of Securities)

79589L106

(CUSIP Number)

August 27, 2022

(Date of Event Which Requires Filing of this Statement)

Check the Appropriate Box to Designate the Rule Pursuant to Which this Schedule Is Filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	Names of Reporting Persons Warburg Pincus & Co.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 7,080,641
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 7,080,641

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,080,641
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 7.28%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)

Calculated based on (i) 90,532,340 shares of Class A common stock (“Class A Shares”) outstanding as of June 1, 2022 as reported on the Issuer’s Quarterly Report on Form 10-Q, filed on June 8, 2022 (the “10-Q”), and (ii) 6,780,641 Class A Shares that were issued upon conversion of 6,780,641 shares of Class B common stock (“Class B Shares”).

1.	Names of Reporting Persons Warburg Pincus Partners GP LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 7,080,641
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 7,080,641

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,080,641
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 7.28%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)

Calculated based on (i) 90,532,340 Class A Shares outstanding as of June 1, 2022 as reported on the Issuer’s Quarterly Report on Form 10-Q, filed on June 8, 2022, and (ii) 6,780,641 Class A Shares that were issued upon conversion of 6,780,641 Class B Shares.

1.	Names of Reporting Persons Warburg Pincus Partners II, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 7,080,641
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 7,080,641

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,080,641
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 7.28%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)

Calculated based on (i) 90,532,340 Class A Shares outstanding as of June 1, 2022 as reported on the Issuer’s Quarterly Report on Form 10-Q, filed on June 8, 2022, and (ii) 6,780,641 Class A Shares that were issued upon conversion of 6,780,641 Class B Shares.

1.	Names of Reporting Persons WP Global LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 7,080,641
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 7,080,641

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,080,641
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 7.28%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)

Calculated based on (i) 90,532,340 Class A Shares outstanding as of June 1, 2022 as reported on the Issuer’s Quarterly Report on Form 10-Q, filed on June 8, 2022, and (ii) 6,780,641 Class A Shares that were issued upon conversion of 6,780,641 Class B Shares.

1.	Names of Reporting Persons Warburg Pincus Global Growth GP, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 7,080,641
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 7,080,641

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,080,641
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 7.28%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)

Calculated based on (i) 90,532,340 Class A Shares outstanding as of June 1, 2022 as reported on the Issuer’s Quarterly Report on Form 10-Q, filed on June 8, 2022, and (ii) 6,780,641 Class A Shares that were issued upon conversion of 6,780,641 Class B Shares.

1.	Names of Reporting Persons Warburg Pincus Global Growth, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 3,877,784
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,877,784

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,877,784
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 3.98%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)

Calculated based on (i) 90,532,340 Class A Shares outstanding as of June 1, 2022 as reported on the Issuer’s Quarterly Report on Form 10-Q, filed on June 8, 2022, and (ii) 6,780,641 Class A Shares that were issued upon conversion of 6,780,641 Class B Shares.

1.	Names of Reporting Persons Warburg Pincus Global Growth-B, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,382,353
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,382,353

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,382,353
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.42%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)

Calculated based on (i) 90,532,340 Class A Shares outstanding as of June 1, 2022 as reported on the Issuer’s Quarterly Report on Form 10-Q, filed on June 8, 2022, and (ii) 6,780,641 Class A Shares that were issued upon conversion of 6,780,641 Class B Shares.

1.	Names of Reporting Persons Warburg Pincus Global Growth-E, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,180,130
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,180,130

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,180,130
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.21%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)

Calculated based on (i) 90,532,340 Class A Shares outstanding as of June 1, 2022 as reported on the Issuer’s Quarterly Report on Form 10-Q, filed on June 8, 2022, and (ii) 6,780,641 Class A Shares that were issued upon conversion of 6,780,641 Class B Shares.

1.	Names of Reporting Persons WP Global Growth Partners, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 168,944
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 168,944

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 168,944
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.17%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)

Calculated based on (i) 90,532,340 Class A Shares outstanding as of June 1, 2022 as reported on the Issuer’s Quarterly Report on Form 10-Q, filed on June 8, 2022, and (ii) 6,780,641 Class A Shares that were issued upon conversion of 6,780,641 Class B Shares.

1.	Names of Reporting Persons Warburg Pincus Global Growth Partners, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 471,430
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 471,430

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 471,430
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.48%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)

Calculated based on (i) 90,532,340 Class A Shares outstanding as of June 1, 2022 as reported on the Issuer’s Quarterly Report on Form 10-Q, filed on June 8, 2022, and (ii) 6,780,641 Class A Shares that were issued upon conversion of 6,780,641 Class B Shares.

Item 1(a).	Name of Issuer

Samsara, Inc. (the “Issuer”)

Item 1(b).	Address of the Issuer’s Principal Executive Offices

350 Rhode Island Street, 4th Floor, South Building

San Francisco, California 94103

Item 2(a).	Names of Persons Filing

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons”:

(i)	Warburg Pincus & Co.

(ii)	Warburg Pincus Partners GP LLC

(iii)	Warburg Pincus Partners II, L.P.

(iv)	WP Global LLC

(v)	Warburg Pincus Global Growth GP, L.P.

(vi)	Warburg Pincus Global Growth, L.P.

(vii)	Warburg Pincus Global Growth-B, L.P.

(viii)	Warburg Pincus Global Growth-E, L.P.

(ix)	WP Global Growth Partners, L.P.

(x)	Warburg Pincus Global Growth Partners, L.P.

Item 2(b).	Address of the Principal Business Office, or if none, Residence:

450 Lexington Avenue

New York, NY 10017

Item 2(c).	Citizenship

See responses to Item 4 on each cover page.

Item 2(d).	Title of Class of Securities

Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”)

Item 2(e).	CUSIP Number

79589L106

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a(n):

Not Applicable.

Item 4.	Ownership

(a)	Amount beneficially owned:

See response to Item 9 on each cover page.

(b)	Percent of Class:

See response to Item 11 on each cover page.

(c)	Number of shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See responses to Item 5 on each cover page.

(ii)	Shared power to vote or to direct the vote:

See responses to Item 6 on each cover page.

(iii)	Sole power to dispose or to direct the disposition of:

See responses to Item 7 on each cover page.

(iv)	Shared power to dispose or to direct the disposition of:

See responses to Item 8 on each cover page.

The reported securities include an aggregate of 7,080,641 Class A Shares directly held by Warburg Pincus Global Growth Partners, L.P., WP Global Growth Partners, L.P., Warburg Pincus Global Growth-E, L.P., Warburg Pincus Global Growth-B, L.P., and Warburg Pincus Global Growth, L.P. (together, the “Warburg Holding Entities”). Warburg Pincus & Co. is the managing member of Warburg Pincus Partners GP LLC, which is the general partner of Warburg Pincus Partners II, L.P. Warburg Pincus Partners II, L.P. is the managing member of WP Global LLC, which is the general partner of Warburg Pincus Global Growth GP, L.P. Warburg Pincus Global Growth GP, L.P. is the general partner of each of Warburg Pincus Global Growth-E, L.P., Warburg Pincus Global Growth-B, L.P., Warburg Pincus Global Growth, L.P., and WP Global Growth Partners, L.P. This Statement shall not be construed as an admission that any of the foregoing or any of their respective members are, for purposes of Section 13(d) or 13(g), beneficial owners of the reported securities.

Item 5.	Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 6, 2022

WARBURG PINCUS GLOBAL GROWTH, L.P.

By:	Warburg Pincus Global Growth GP, L.P., its general partner

By:	WP Global LLC, its general partner

By:	Warburg Pincus Partners II, L.P., its managing member

By:	Warburg Pincus Partners GP LLC, its general partner

By:	Warburg Pincus & Co., its managing member

/s/ David Sreter
Name: David Sreter
Title: Partner

WARBURG PINCUS GLOBAL GROWTH-B, L.P.

By:	Warburg Pincus Global Growth GP, L.P., its general partner

By:	WP Global LLC, its general partner

By:	Warburg Pincus Partners II, L.P., its managing member

By:	Warburg Pincus Partners GP LLC, its general partner

By:	Warburg Pincus & Co., its managing member

/s/ David Sreter
Name: David Sreter
Title: Partner

WARBURG PINCUS GLOBAL GROWTH-E, L.P.

By:	Warburg Pincus Global Growth GP, L.P., its general partner

By:	WP Global LLC, its general partner

By:	Warburg Pincus Partners II, L.P., its managing member

By:	Warburg Pincus Partners GP LLC, its general partner

By:	Warburg Pincus & Co., its managing member

/s/ David Sreter
Name: David Sreter
Title: Partner

WARBURG PINCUS GLOBAL GROWTH PARTNERS, L.P.

By: Warburg Pincus Global Growth GP, L.P., its general partner

By: WP Global LLC, its general partner

By: Warburg Pincus Partners II, L.P., its managing member

By: Warburg Pincus Partners GP LLC, its general partner

By: Warburg Pincus & Co., its managing member

/s/ David Sreter
Name: David Sreter
Title: Partner

WP GLOBAL GROWTH PARTNERS, L.P.

By: Warburg Pincus Global Growth GP, L.P., its general partner

By: WP Global LLC, its general partner

By: Warburg Pincus Partners II, L.P., its managing member

By: Warburg Pincus Partners GP LLC, its general partner

By: Warburg Pincus & Co., its managing member

/s/ David Sreter
Name: David Sreter
Title: Partner

WARBURG PINCUS GLOBAL GROWTH GP, L.P.

By: WP Global LLC, its general partner

By: Warburg Pincus Partners II, L.P., its managing member

By: Warburg Pincus Partners GP LLC, its general partner

By: Warburg Pincus & Co., its managing member

/s/ David Sreter
Name: David Sreter
Title: Partner

WP GLOBAL LLC

By: Warburg Pincus Partners II, L.P., its managing member

By: Warburg Pincus Partners GP LLC, its general partner

By: Warburg Pincus & Co., its managing member

/s/ David Sreter
Name: David Sreter
Title: Partner

WARBURG PINCUS PARTNERS II, L.P.

By: Warburg Pincus Partners GP LLC, its general partner

By: Warburg Pincus & Co., its managing member

/s/ David Sreter
Name: David Sreter
Title: Partner

WARBURG PINCUS PARTNERS GP LLC

By: Warburg Pincus & Co., its managing member

/s/ David Sreter
Name: David Sreter
Title: Partner

WARBURG PINCUS & CO.

/s/ David Sreter
Name: David Sreter
Title: Partner

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated as of September 6, 2022